                                                                    EXHIBIT 12.1


                         ARISTAR, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)

The calculation of Aristar's ratio of earnings to fixed charges as of the dates indicated is shown below.

                                                                                            Three Months
                                                                                               Ended
                                                  Year Ended December 31,                     March 31,
                                 ----------------------------------------------------    ------------------

(Dollars in thousands)              1998       1997      1996       1995       1994        1999       1998
                                    ----       ----      ----       ----       ----        ----       ----
Income from operations before
   income taxes                  $ 87,587   $ 76,031   $ 99,518   $107,741   $101,311    $24,796    $21,436
                                 --------   --------   --------   --------   --------    -------    -------
Fixed charges:
   Interest and debt
   expense on all
   indebtedness                   133,211    128,887    120,758    114,917    102,224     34,804     33,160

Appropriate portion of
   rentals (33%)                    3,718      3,565      3,292      3,359      3,020        934        927
                                 --------   --------   --------   --------   --------    -------    -------
Total fixed charges               136,929    132,452    124,050    118,276    105,244     35,738     34,087
                                 --------   --------   --------   --------   --------    -------    -------
Earnings available for
   fixed charges                 $224,516   $208,483   $223,568   $226,017   $206,555    $60,534    $55,523
                                 ========   ========   ========   ========   ========    =======    =======
Ratio of earnings
   to fixed charges                  1.64       1.57       1.80       1.91       1.96       1.69       1.63
                                 ========   ========   ========   ========   ========    =======    =======